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                                                                     Exhibit 2.1

                                                                  EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                               Unica Corporation,

                             MRB Acquisition Corp.,

                                       AND

                            MarketingCentral, L.L.C.

                                  July 9, 2007

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                          AGREEMENT AND PLAN OF MERGER

     Agreement entered into as of July 9, 2007 by and among Unica Corporation, a Delaware corporation (the "Buyer"), MRB Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Buyer (the "Merger Subsidiary"), and MarketingCentral, L.L.C., a Georgia limited liability company (the "Company").

     This Agreement contemplates a merger of the Company with and into the Merger Subsidiary. In such merger, the Company Members will receive cash in exchange for their Company LLC Interests.

     NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

                                    ARTICLE I
                                   THE MERGER

     1.1 The Merger. Upon and subject to the terms and conditions of this Agreement, at the Effective Time the Company shall merge with and into the Merger Subsidiary at the Effective Time in accordance with the provisions of the Georgia Limited Liability Company Act and the Delaware General Corporation Law. From and after the Effective Time, the separate corporate existence of the Company shall cease and the Merger Subsidiary shall continue as the Surviving Corporation. The Merger shall have the effects set forth in Sections 259 and 264 of the Delaware General Corporation Law and Section 14-11-905 of the Georgia Limited Liability Company Act.

     1.2 The Closing. The Closing shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP in Boston, Massachusetts, commencing at 10:00 a.m. local time, on the first Business Day after the date on which the last of the conditions set forth in Article V shall have been satisfied or waived (other than conditions, which by their terms are to be satisfied at Closing), or such other date and time as the parties shall agree (the "Closing Date"). The Closing will be effective as of the Effective Time. The parties may, in accordance with
Section 9.5 hereof, exchange signatures to this Agreement by facsimile, and need not be present in person in order to effectuate the Closing.

     1.3 Actions at the Closing. At the Closing:

          (a) the Company shall deliver to the Buyer and the Merger Subsidiary the various certificates, instruments and documents referred to in Section 5.1;

          (b) the Buyer and the Merger Subsidiary shall deliver to the Company the various certificates, instruments and documents referred to in Section 5.2;

          (c) the Company and the Surviving Corporation shall file (i) the Certificate of Merger with the Secretary of State of the State of Delaware and
(ii) the Articles of Merger with the Secretary of State of the State of Georgia;

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          (d) the Buyer or the Surviving Corporation shall pay (by wire transfer) to each Company Member the Merger Consideration into which his Company LLC Interests are converted pursuant to Section 1.5;

          (e) the Buyer or the Surviving Corporation shall pay (by wire transfer) to each Company Member his Pro Rata Share of the Restrictive Covenant Fee in consideration for the covenants and agreements of each such Company Member under Section 4.10 hereof; and

          (f) the Buyer, the Indemnifying Members and the Escrow Agent shall execute and deliver the Escrow Agreement, and the Buyer or the Merger Subsidiary shall deposit the Escrow Fund with the Escrow Agent in accordance with Section 1.6.

     1.4 Additional Action. The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or the Merger Subsidiary, in order to consummate the transactions contemplated by this Agreement.

     1.5 Conversion of Company LLC Interests. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the Company Members, each Company LLC Interest issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive (subject to the provisions of Section 1.6) an amount in cash equal to the quotient determined by dividing $12,450,000 by the total number of Company LLC Interests outstanding immediately prior to the Effective Time, without any interest thereon.

     1.6 Escrow. On the Closing Date, the Buyer or the Merger Subsidiary shall deposit an aggregate amount equal to the Escrow Fund with the Escrow Agent for the purpose of securing the indemnification obligations of the Indemnifying Members set forth in this Agreement. The Escrow Fund shall be held by the Escrow Agent pursuant to the terms of the Escrow Agreement, to which each Company Member shall be party. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party. The Escrow Fund shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

     1.7 Certificate of Incorporation and By-laws. The Certificate of Incorporation and the By-laws of the Surviving Corporation immediately following the Effective Time shall be the same as the Certificate of Incorporation and By-laws of the Merger Subsidiary immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to MarketingCentral, Inc.

     1.8 Board of Directors and Officers. The directors and officers of the Merger Subsidiary immediately prior to the Effective Time shall continue to be the directors and officers of the Surviving Corporation until their respective successors are duly elected or appointed.

     1.9 No Further Rights. From and after the Effective Time, no Company LLC Interests shall be deemed to be outstanding.


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     1.10 Closing of Transfer Books. At the Effective Time, the membership interest transfer books of the Company shall be closed and no transfer of Company LLC Interests shall thereafter be made.

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to the Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this Article II are true and correct as of the date of this Agreement, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II, and the disclosures in any section or subsection of the Disclosure Schedule shall be deemed to be disclosed with respect to any other section or subsection of the Agreement to the extent that it is readily apparent from the face of such disclosure that such information is applicable to such other section or subsection of the Agreement. Inclusion of information in the Disclosure Schedule shall not be construed as an admission that such information is material to the operations or financial conditions of the company or required to be disclosed by the Agreement. For purposes of this Article II, the phrase "to the knowledge of the Company" or any phrase of similar import shall be deemed to refer to the actual knowledge of A. David Ryan, William McInerny or John Vasileff, and the knowledge which any of Messrs. Ryan, McInerny or Vasileff could reasonably be expected to discover had they made reasonable investigation with respect to the matter in question.

     2.1 Organization, Qualification and Corporate Power. The Company is a limited liability company duly organized, validly existing and in limited liability company good standing under the laws of the State of Georgia. The Company is duly qualified to conduct business and is in limited liability company good standing under the laws of each jurisdiction listed in Section 2.1 of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of the Company's businesses or the ownership or leasing of its properties requires such qualification, except for those jurisdictions in which the failure to be so qualified or in limited liability company good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has all requisite limited liability company power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished to the Buyer complete and accurate copies of its Articles of Organization and Operating Agreement. The Company is not in default under or in violation of any provision of its Articles of Organization or Operating Agreement.

     2.2 Capitalization.

          (a) Section 2.2 of the Disclosure Schedule sets forth a complete and accurate list, as of the date of the Agreement, of the holders of the Company LLC Interests, showing the percentage of outstanding Company LLC Interests owned of record by each Company Member. All of the issued and outstanding Company LLC Interests have been duly authorized and validly


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issued and are fully paid and nonassessable. All of the issued and outstanding
Company LLC Interests have been offered, issued and sold by the Company in compliance with all applicable federal and state securities laws.

          (b) The Company does not have any stock or membership interests, option plans or any other stock or equity-related plans or arrangements of any kind. Furthermore, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any units of membership interests or other equity interest in the Company is authorized or outstanding, (ii) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any of the Company LLC Interests any evidences of indebtedness or assets of the Company, (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its Company LLC Interests or any interest therein or, to pay any dividend or to make any other distribution in respect thereof, and (iv) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.

          (c) Except as set forth in the Company's Operating Agreement, there is no agreement, written or oral, between the Company and any holder of the Company LLC Interests, or, to the Company's knowledge, among any holders of the Company LLC Interests, relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or "drag-along" rights), registration under the Securities Act, or voting, of the Company LLC Interests.

     2.3 Authorization of Transaction. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company action on the part of the Company. Without limiting the generality of the foregoing, the Company Members, by unanimous written consent, determined that the Merger is advisable, fair and in the best interests of the Company and the Company Members, and approved the Merger in accordance with the provisions of the Georgia Limited Liability Company Act, as amended. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Buyer and Merger Subsidiary, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency, moratorium, or other similar laws affecting or relating to creditors' rights generally and general principles of equity.

     2.4 Noncontravention. Subject to the filing of the Certificate of Merger as required by the Delaware General Corporation Law and the filing of the Articles of Merger as required by the Georgia Limited Liability Company Act, as amended, neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of the transactions contemplated hereby, will (a) conflict with or violate any provision of the Articles of Organization of the Company or the Operating Agreement, (b) require on the part of the Company any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due


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notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Company is a party, (d) result in the imposition of any Security Interest upon any assets of the Company or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, or any of its properties or assets.

     2.5 Subsidiaries. The Company does not control, directly or indirectly, or have any direct or indirect equity participation or similar interest in, any corporation, partnership, limited liability company, joint venture, trust or other business association or entity.

     2.6 Financial Statements. The Company has provided to the Buyer the Financial Statements. The Financial Statements (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and at the dates involved (except as may be indicated in the notes to such financial statements) and (ii) fairly present, in all material respects, the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods indicated, consistent with the books and records of the Company, except that the unaudited interim financial statements are subject to normal and recurring year-end adjustments which will not be material in amount or effect and do not include footnotes.

     2.7 Absence of Certain Changes. Since the Most Recent Balance Sheet Date,
(a) there has occurred no event or development that, individually or in the aggregate, has had, or could reasonably be expected to have, a Company Material Adverse Effect, and (b) the Company has not taken any of the actions set forth in paragraphs (a) through (q) of Section 4.3.

     2.8 Undisclosed Liabilities. The Company does not have any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Most Recent Balance Sheet, (b) liabilities which have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business, and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet and are less than $10,000 in amount.

     2.9 Tax Matters.

          (a) The Company has filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were true, correct and complete in all material respects. The Company has paid on a timely basis all Taxes that were due and payable. The unpaid Taxes of the Company for Tax periods through the date of the Most Recent Balance Sheet do not materially exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet. The Company (i) has no actual or potential liability as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any Person other than the Company and (ii) is not a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement. All Taxes that the Company was required by law


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to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the appropriate Governmental Entity.

          (b) The Company has delivered or made available to the Buyer (i) complete and correct copies of all Tax Returns of the Company relating to Taxes for its 2004, 2005 and 2006 fiscal years, and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of the Company relating to Taxes for its 2004, 2005 and 2006 fiscal years. The Company has not extended, agreed to extend or otherwise modified the applicable statute of limitations relating to its federal income Tax Returns for any taxable year. No examination or audit of any Tax Return of the Company by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated. The Company has not been informed by any jurisdiction that the jurisdiction believes that the Company was required to file any Tax Return that was not filed. The Company has not (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or
(iii) executed or filed any power of attorney with any taxing authority.

          (c) The Company does not own any interest in an entity that is characterized as a partnership for federal income Tax purposes.

          (d) Schedule 2.9(d) of the Company Disclosure Schedule sets forth each jurisdiction (other than United States federal) in which the Company files, is required to file or has been required to file a Tax Return or is or has been liable for any Taxes on a "nexus" basis and each jurisdiction that has sent notices or communications requesting information relating to the Company's nexus with such jurisdiction.

          (e) There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Company, other than with respect to Taxes not yet due and payable.

          (f) The Company has not engaged in any "listed transaction" for purposes of Treasury Regulation sections 1.6011-4(b)(2) or 301.6111-2(b)(2) or any analogous provision of state or local law.

          (g) At all times, the Company has been treated as a partnership for federal Tax purposes and for purposes of all applicable state Taxes that are imposed on or measured by income, and neither the Company, the Company Members, nor any taxing authority has taken a position inconsistent with such classification.

     2.10 Assets.

          (a) The Company is the owner of, and has good title to, all of the assets (tangible or intangible) that are purported to be owned by the Company, free and clear of all


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Security Interests. The Company owns or leases all tangible assets sufficient, in all material respects, for the conduct of its business as presently conducted. Each such tangible asset is free from any known material defects, is in good operating condition and repair (where applicable and subject to normal wear and tear) and is suitable for the purposes for which it presently is used by the Company.

          (b) The Company does not currently lease any item of equipment or personal property.

     2.11 Owned Real Property. The Company does not have, and has never had, any Owned Real Property.

     2.12 Real Property Leases. Section 2.12 of the Disclosure Schedule lists all Leases and lists the term of such Lease, any extension and expansion options, and the rent payable thereunder. The Company has delivered to the Buyer complete and accurate copies of the Leases. With respect to each Lease:

          (a) such Lease is legal, valid, binding, enforceable and in full force and effect, except as limited by bankruptcy, insolvency, moratorium, or other similar laws affecting or relating to creditors' rights generally and general principles of equity;

          (b) neither the Company nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such Lease, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or, to the knowledge of the Company, any other party under such Lease;

          (c) to the knowledge of the Company there are no disputes, oral agreements or forbearance programs in effect as to such Lease;

          (d) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

          (e) all facilities leased or subleased thereunder are supplied with utilities and other services adequate, in all material respects, for the operation of said facilities by the Company; and

          (f) the Company is not aware of any Security Interest, easement, covenant or other restriction applicable to the real property subject to such Lease which materially impairs the current uses or the occupancy by the Company of the property subject thereto.

     2.13 Intellectual Property.

          (a) Company Registrations. Section 2.13(a) of the Disclosure Schedule lists all Company Registrations, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, names of all current applicant(s) and registered owners(s), as


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applicable. All assignments of Company Registrations to the Company have been properly recorded in the jurisdiction in which they are registered. All Company Registrations are valid and enforceable and all issuance, renewal, maintenance and other payments due from the Company or required to be paid by the Company through the Closing Date to avoid loss of any rights in or with respect to such Company Registrations have been, or will have been, paid by or on behalf of the Company prior to the Closing Date.

          (b) Prosecution Matters. There are no Patent Rights included in the Company Registrations. The Company has complied with its duty of candor and disclosure to the United States Patent and Trademark Office and with respect to all trademark applications filed by or on behalf of the Company and has made no material misrepresentation in such applications.

          (c) Ownership; Sufficiency. The Company is the sole and exclusive owner of all Company Owned Intellectual Property, free and clear of any Security Interests. The Company Owned Intellectual Property and the Company Licensed Intellectual Property constitutes all Intellectual Property necessary for the Company to conduct its business in all material respects in the manner currently conducted.

          (d) Protection Measures. To its knowledge, the Company has complied with all applicable requirements pertaining to information privacy and security set forth in its contracts with its customers. No complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been received by the Company, or is, to the knowledge of the Company, threatened against the Company. To the knowledge of the Company, there has been no: (i) unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of the Company, or (ii) breach of the Company's security procedures wherein any such third party confidential information has been disclosed to a third person.

          (e) Infringement by Company. None of the Company Owned Intellectual Property or Customer Offerings infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any third party.
Section 2.13(e) of the Disclosure Schedule lists any written complaint, claim or notice, or threat of any of the foregoing (including any notification that a license under any patent is or may be required) received by the Company alleging any infringement, violation or misappropriation of any Intellectual Property rights of any third party, and any written request or demand for indemnification or defense received by the Company from any reseller, distributor, customer, user or any other third party; and the Company has provided to the Buyer copies of any such complaints, claims, notices, requests, demands or written threats, as well as any, studies or market surveys relating to any alleged or potential infringement, violation or misappropriation.

          (f) Infringement of Company Rights. To the knowledge of the Company, no person (including, without limitation, any current or former employee of Company) is infringing, violating or misappropriating any of the Company Owned Intellectual Property or any Company Licensed Intellectual Property that is exclusively licensed to the Company. The Company has provided to the Buyer copies of any correspondence, complaints, claims, notices or written


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threats concerning the infringement, violation or misappropriation of any
Company Owned Intellectual Property.

          (g) Outbound IP Agreements. Section 2.13(g) of the Disclosure Schedule identifies each license, covenant or other agreement in effect as of the date of this Agreement pursuant to which the Company has assigned, transferred, licensed, distributed or otherwise granted any right or access to any person, or covenanted not to assert any right, with respect to any past, existing or future Company Owned Intellectual Property. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company has not used in the Customer Offerings any Open Source Materials that require, as a condition of use or distribution of such Open Source Materials, any portion of the Company Source Code to be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge or minimal charge).

          (h) Inbound IP Agreements. Section 2.13(h) of the Disclosure Schedule identifies (i) each item of Company Licensed Intellectual Property and the related license or agreement pursuant to which it is licensed by the Company (excluding currently available, off the shelf software programs that are licensed by the Company pursuant to "shrink wrap" licenses, the total fees associated with each of which are less than $2,500) and (ii) each agreement, contract, assignment or other instrument pursuant to which the Company has obtained any joint or sole ownership interest in or to each item of Company Owned Intellectual Property. The Company is not aware of any breach of any license identified in Section 2.13(h) of the Disclosure Schedule, nor has it received notice of termination of any such license.

          (i) Source Code. Except as disclosed in Section 2.13(i) of the Disclosure Schedule, the Company has not licensed, distributed or disclosed, and knows of no distribution or disclosure by others (including its employees and contractors) of, the Company Source Code to any Person, and the Company has taken reasonable physical and electronic security measures to prevent disclosure of such Company Source Code. To the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, nor will the consummation of the transactions contemplated hereby, result in the disclosure or release of such Company Source Code by the Company or escrow agent(s) or any other person to any third party.

          (j) Authorship. Except as disclosed in Section 2.13(j) of the Disclosure Schedule, all of the software included in the Customer Offerings that was authored by the Company has been designed, authored, tested and debugged by regular employees of the Company within the scope of their employment or by independent contractors of the Company, and each such employee and independent contractor of the Company has executed a valid and binding written agreement expressly assigning to the Company all right, title and interest in any inventions and works of authorship and all Intellectual Property rights therein.

          (k) Open Source Code. Section 2.13(k) of the Disclosure Schedule lists all Open Source Materials that the Company has incorporated in any way in the Customer Offerings currently being offered and sold by the Company and describes the manner in which such Open Source Materials have been utilized, including, without limitation, whether and how the Open


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Source Materials have been modified and/or distributed by the Company. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company has not used Open Source Materials that create, or purport to create, obligations for the Company with respect to the Customer Offerings or grant, or purport to grant, to any third party, any rights or immunities under Intellectual Property rights (including, but not limited to, using any Open Source Materials that require, as a condition of exploitation of such Open
Source Materials, that other software incorporated into, derived from or distributed with such Open Source Materials be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or
(z) redistributable at no charge or minimal charge).

          (l) Quality. To the knowledge of the Company, the Customer Offerings do not contain any disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code that may or are intended to impair their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data. The Company has not received any warranty claims due to the failure of the Customer Offerings to meet customer specifications, nor has the Company received any written complaint that the Customer Offerings caused harm or damage to any third party.

          (m) Support and Funding. The Company has neither sought, applied for nor received any support, funding, resources or assistance from any federal, state, local or foreign governmental or quasi-governmental agency or funding source in connection with the development or sale of the Customer Offerings.

     2.14 Contracts.

          (a) Section 2.14 of the Disclosure Schedule lists the following agreements (written or oral) to which the Company is a party as of the date of this Agreement:

               (i) any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $10,000 per annum or having a remaining term longer than three months;

               (ii) any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year, (B) which involves more than the sum of $10,000, or (C) in which the Company has granted manufacturing rights, "most favored nation" pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

               (iii) any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;


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               (iv) any agreement (or group of related agreements) under which the Company has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) currently outstanding indebtedness (including capitalized lease obligations) involving more than $10,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

               (v) any agreement for the disposition of any significant portion of the assets or business of the Company (other than sales of products in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory or components in the Ordinary Course of Business);

               (vi) any agreement concerning confidentiality other than those agreements entered into with current customers or suppliers of the Company in the Ordinary Course of Business;

               (vii) any employment or consulting agreement, other than those that are terminable at will and without penalty by the Company;

               (viii) any agreement between the Company and any current or former manager of the Company, Company Member or an Affiliate thereof;

               (ix) any agreement which contains any provisions requiring the Company to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business);

               (x) any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business; and

               (xi) any other agreement (or group of related agreements) either involving the expenditure of more than $10,000 or not entered into in the Ordinary Course of Business.

          (b) The Company has delivered to the Buyer a complete and accurate copy of each agreement listed in Section 2.13 or Section 2.14 of the Disclosure Schedule. With respect to each agreement so listed: (i) the agreement is a valid and binding agreement of the Company, and is in full force and effect and is enforceable against the Company, except as limited by bankruptcy, insolvency, moratorium, or other similar laws affecting or relating to creditors' rights generally and general principles of equity; and (ii) neither the Company nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such agreement, and, to the knowledge of the Company, no event has occurred, is pending or is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or, to the knowledge of the Company, any other party under such agreement.

     2.15 Accounts Receivable. All accounts receivable of the Company reflected on the Most Recent Balance Sheet (other than those paid since such date) are valid receivables subject to no setoffs or counterclaims and are current and reasonably likely to be collectible (within 120 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the Most Recent Balance Sheet. A complete and accurate list of the accounts receivable reflected on the Most Recent Balance Sheet, showing the aging thereof, is included in Section 2.15 of the Disclosure Schedule. All accounts receivable of the Company that have arisen since the Most Recent Balance Sheet Date are valid receivables subject to no setoffs or counterclaims and are reasonably likely to be collectible (within 120 days after the date on which it first became due and payable), net of a reserve for bad debts in an amount proportionate to the reserve shown on the Most Recent Balance Sheet. The Company has not received any written notice from an account debtor stating that any account receivable in an amount in excess of $10,000 is subject to any contest, claim or setoff by such account debtor.

     2.16 Powers of Attorney. The Company has not granted a power of attorney to any Person, and no Person has been constituted or appointed to serve as attorney-in-fact, to act for and on behalf of the Company.

     2.17 Insurance. Section 2.17 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company is a party, all of which are in full force and effect. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, the Company may not be liable for retroactive premiums or similar payments, and the Company is otherwise in compliance in all material respects with the terms of such policies. The Company has no knowledge of any threatened termination of, or premium increase with respect to, any such policy.

     2.18 Litigation. There is no Legal Proceeding that is pending or, to the knowledge of the Company, has been threatened against the Company or that in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. There are no judgments, orders or decrees outstanding against the Company.

     2.19 Warranties. No product or service manufactured, sold, leased, licensed or delivered by the Company is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than the applicable standard terms and conditions of sale or lease used by the Company, which are set forth in Section 2.19 of the Disclosure Schedule. Section 2.19 of the Disclosure Schedule sets forth the aggregate expenses incurred by the Company in fulfilling its obligations under its guaranty, warranty, right of return and indemnity provisions during each of the fiscal years and the interim period covered by the Financial Statements.

     2.20 Employees.

          (a) Section 2.20 of the Disclosure Schedule contains a list of all employees of the Company as of June 30, 2007, along with the position and the annual base pay rate and additional elements of compensation of each such person. Each current or past employee of the Company has entered into a confidentiality/assignment of inventions agreement with the Company, a copy or form of which has previously been delivered to the Buyer. Section 2.20 of the Disclosure Schedule contains a list of all employees of the Company who are a party to a non-competition agreement with the Company; copies of such agreements have previously been delivered to the Buyer. All of the agreements referenced in the two preceding sentences will continue to be legal, valid, binding and enforceable and in full force and effect, except as limited by bankruptcy, insolvency, moratorium, or other similar laws affecting or relating to creditors' rights generally and general principles of equity. Section 2.20 of the Disclosure Schedule contains a list of all employees of the Company who are not citizens of the United States. To the knowledge of the Company, no key employee or group of employees has any plans to terminate employment with the Company. The Company is in compliance with all applicable laws relating to the hiring and employment of employees except to the extent that such non-compliance would not reasonably be expected to have a Company Material Adverse Effect.

          (b) The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company.

     2.21 Employee Benefits.

          (a) Section 2.21(a) of the Disclosure Schedule contains a complete and accurate list of all Company Plans. Complete and accurate copies of (i) all Company Plans which have been reduced to writing, (ii) written summaries of all unwritten Company Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the last five plan years for each Company Plan (if any), have been made available to the Buyer.

          (b) Each Company Plan has been administered in all material respects in accordance with its terms and each of the Company and any ERISA Affiliate has in all material respects met its obligations with respect to each Company Plan and has made all required contributions thereto. The Company, each ERISA Affiliate and each Company Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including Section 4980B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Company Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted. No Company Plan has assets that include securities issued by the Company or any ERISA Affiliate.

          (c) There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Company Plans and proceedings with respect to qualified domestic relations orders) against or involving any Company Plan or asserting any rights or claims to benefits under any Company Plan that could give rise to any material liability.

          (d) All the Company Plans that are intended to be qualified under
Section 401(a) of the Code have received a prototype determination letter from the Internal Revenue Service to the effect that such Company Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and, to the Company's knowledge, revocation has not been threatened, and, except as required to conform to changes in applicable law, no such Company Plan has been amended since the date of its most recent determination letter or application therefor in any respect. Each Company Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date.

          (e) Neither the Company nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

          (f) At no time has the Company or any ERISA Affiliate been obligated to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

          (g) There are no unfunded obligations under any Company Plan providing benefits after termination of employment to any employee of the Company (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law. The assets of each Company Plan which is funded are reported at their fair market value on the books and records of such Company Plan.

          (h) No act or omission has occurred and, to the knowledge of the Company, no condition exists with respect to any Company Plan that would subject the Company, or any ERISA Affiliate to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Company Plan.

          (i) No Company Plan is funded by, associated with or related to a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code.

          (j) Each Company Plan is amendable and terminable unilaterally by the Company at any time without material liability or expense to the Company or such Company Plan as a result thereof (other than for benefits accrued through the date of termination and amendment and reasonable administrative expenses related thereto), and no Company Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Plan.

          (k) Section 2.21(k) of the Disclosure Schedule discloses each: (i) agreement with any Company Member, manager or other key employee of the Company
(A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, manager or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company that may be subject to the tax imposed by
Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; and (iii) agreement or plan binding the Company, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Company Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

          (l) Section 2.21(l) of the Disclosure Schedule sets forth the policy of the Company with respect to accrued vacation, accrued sick time and earned time off and the amount of such liabilities as of June 30, 2007.

          (m) Each Company Plan that is a "nonqualified deferred compensation plan" (as defined in Code Section 409A(d)(1)) has been operated since January 1, 2005 in good faith compliance with Code Section 409A and IRS Notice 2005-1. No Company Plan that is a "nonqualified deferred compensation plan" has been materially modified (as determined under Notice 2005-1) after October 3, 2004. No event has occurred that would be treated by Code Section 409A(b) as a transfer of property for purposes of Code Section 83.

     2.22 Environmental Matters.

          (a) The Company has complied in all material respects with all applicable Environmental Laws. There is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company.

          (b) The Company is not a party to or bound by any court order, administrative order, consent order or other agreement between the Company and any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.

          (c) Set forth in Section 2.22(c) of the Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the

Company (whether conducted by or on behalf of the Company or a third party, and whether done at the initiative of the Company or directed by a Governmental Entity or other third party) of which the Company has possession or to which the Company has access. A complete and accurate copy of each such document has been provided to the Buyer.

     2.23 Legal Compliance. The Company is currently conducting, and has at all times since inception conducted, its businesses in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has not received any written notice or other written communication from any Governmental Entity alleging noncompliance with any applicable law, rule or regulation.

     2.24 Customers and Suppliers. Section 2.24 of the Disclosure Schedule sets forth a list of (a) each customer to whom the Company sent an invoice during the eighteen month period ended June 30, 2007, and the amount of each such invoice, and (b) each supplier that is the sole supplier of any significant product or service to the Company. Within the past twelve months, no such customer or supplier has provided written notification to the Company of an intention to stop, or materially decrease its rate of, buying products from or supplying products to, as applicable, the Company.

     2.25 Permits. Section 2.25 of the Disclosure Schedule sets forth a list of all Permits issued to or held by the Company. Such listed Permits are the only Permits that are required for the Company to conduct its business as presently conducted, except for those the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Each such Permit is in full force and effect; the Company is in material compliance with the terms of each such Permit; and, to the knowledge of the Company, no suspension or cancellation of such Permit is threatened.

     2.26 Certain Business Relationships With Affiliates. No Affiliate of the Company (a) owns any property or right, tangible or intangible, which is used in the business of the Company or (b) has, to the knowledge of the Company, any claim or cause of action against the Company. No indebtedness of any Affiliate of the Company to the Company, or of the Company to any Affiliate of the Company, is currently outstanding. Section 2.26 of the Disclosure Schedule describes any contracts, agreements or arrangements between the Company, on one hand, and any Affiliate thereof, on the other hand.

     2.27 Brokers' Fees. The Company does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

     2.28 Books and Records. The minute books and other similar records of the Company contain complete and accurate records, in all material respects, of actions taken at any meetings of the Company Members or any committee thereof and of written consents executed in lieu of the holding of any such meeting. The books and records of the Company accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company and have been maintained in accordance with commercially reasonable business and bookkeeping practices. Section 2.28 of the Disclosure Schedule contains a list of all bank accounts and safe deposit boxes of the Company and the names of persons having signature authority with respect thereto or access thereto.

     2.29 Disclosure. No representation or warranty by the Company contained in this Agreement, and no statement contained in the Disclosure Schedule or any other agreement or certificate delivered or to be delivered by or on behalf of the Company pursuant to the express terms of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER
                            AND THE MERGER SUBSIDIARY

     Each of the Buyer and the Merger Subsidiary represents and warrants to the Company and the Company Members that the statements contained in this Article III are true and correct as of the date of this Agreement, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

     3.1 Organization and Corporate Power. Each of the Buyer and the Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. The Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

     3.2 Authorization of Transaction. Each of the Buyer and the Merger Subsidiary has all requisite power and authority to execute and deliver this Agreement and (in the case of the Buyer) the Escrow Agreement and to perform its obligations hereunder and thereunder. The execution and delivery by the Buyer and the Merger Subsidiary of this Agreement and (in the case of the Buyer) the Escrow Agreement and the consummation by the Buyer and the Merger Subsidiary of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer and Merger Subsidiary, respectively. This Agreement has been duly and validly executed and delivered by each of the Buyer and the Merger Subsidiary and, assuming due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of the Buyer and the Merger Subsidiary, enforceable against them in accordance with its terms, except as limited by bankruptcy, insolvency, moratorium, or other similar laws affecting or relating to creditors' rights generally and general principles of equity.

     3.3 Noncontravention. Subject to the filing of the Certificate of Merger as required by the Delaware General Corporation Law and the filing of the Articles of Merger as required by the Georgia Limited Liability Company Act, as amended, neither the execution and delivery by the Buyer or the Merger Subsidiary of this Agreement or (in the case of the Buyer) the Escrow Agreement, nor the consummation by the Buyer or the Merger Subsidiary of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the charter or By-laws of the Buyer or the Merger Subsidiary, (b) require on the part of the Buyer or the Merger Subsidiary any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Buyer or the Merger Subsidiary is a party or by which either is bound or to which any of their assets are subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not adversely affect the consummation of the transactions contemplated hereby or
(ii) any notice, consent or waiver the absence of which would not adversely affect the consummation of the transactions contemplated hereby, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or the Merger Subsidiary or any of their properties or assets.

     3.4 Financing. The Buyer or the Merger Subsidiary has available sufficient unrestricted funds to consummate the transactions contemplated by this Agreement.

     3.5 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer or the Merger Subsidiary.

     3.6 Merger Subsidiary. Merger Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities, and has conducted its operations only as contemplated by this Agreement.

                                   ARTICLE IV
                                    COVENANTS

     4.1 Closing Efforts. Each of the Parties shall use its Reasonable Best Efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its Reasonable Best Efforts to ensure that the conditions to the obligations of the other Parties to consummate the Merger are satisfied.

     4.2 Governmental and Third-Party Notices and Consents.

          (a) Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement.

          (b) The Company shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be listed in the Disclosure Schedule.

     4.3 Operation of Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing, the Company shall conduct its operations in the Ordinary Course of Business and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition (normal wear and tear excepted), keep available the services of its current managers and employees and preserve its relationships with customers, suppliers and others having business dealings with the Company to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Closing, the Company shall not without the written consent of the Buyer, which consent shall not be unreasonably withheld, delayed or conditioned:

          (a) issue or sell any Company LLC Interests or other securities of the Company or any options, warrants or rights to acquire any such Company LLC Interests or other securities, nor permit the transfer of any of the foregoing securities by any Company Member;

          (b) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its membership interests (except for an aggregate of $134,000 that may be distributed to the Company Members);

          (c) create, incur or assume any indebtedness (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

          (d) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in
Section 2.21(k) or (except for changes in accordance with applicable law or for normal increases in the Ordinary Course of Business for employees who are not Affiliates) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its members, managers or employees, generally or individually, or hire any new managers or (except in the Ordinary Course of Business) any new employees;

          (e) acquire, sell, lease, license or dispose of any assets or property (including any shares or other equity interests in or securities of any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets in the Ordinary Course of Business;

          (f) mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;

          (g) discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

          (h) amend its Articles of Organization, Operating Agreement or other organizational documents;

          (i) change its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP, or make any new elections, or changes to any current elections, with respect to Taxes;

          (j) enter into, amend or terminate, or waive any rights under, any contract or agreement listed in Section 2.12, Section 2.13 or Section 2.14 of the Disclosure Schedule;

          (k) make or commit to make any capital expenditure in excess of $5,000 per item or $15,000 in the aggregate;

          (l) institute or settle any Legal Proceeding;

          (m) assume any obligation in excess of $15,000 other than in the Ordinary Course of Business;

          (n) pay any employee of the Company any bonus in excess of $5,000 other than bonuses paid in the Ordinary Course of Business in accordance with the existing policies of the Company; or

          (o) agree in writing or otherwise to take any of the foregoing actions.

     4.4 Access to Information. Upon 24 hours prior notice, the Company shall permit representatives of the Buyer to have reasonable access (at all reasonable times during normal business hours, and in a manner so as not to interfere with the normal business operations of the Company) to all premises, properties, financial, tax and accounting records (including the work papers of the Company's independent accountants), contracts, other records and documents, and personnel, of or pertaining to the Company. All information obtained by the Buyer and its representatives pursuant to this Section 4.4 will be kept confidential in accordance with that certain Mutual Non-disclosure Agreement, dated June 6, 2007, between the Company and the Buyer.

     4.5 Notice of Breaches.

          (a) From the date of this Agreement until the Closing, the Company shall, as soon as reasonably practicable, deliver to the Buyer supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation, warranty or statement in this Agreement or the Disclosure Schedule inaccurate or incomplete at any time after the date of this Agreement until the Closing, and if the Buyer would have the right to terminate this Agreement pursuant to Section 7.1(b) as a result of the information so disclosed and it does not exercise such right prior to the Closing, then such supplemental information shall constitute an amendment of the representation, warranty or statement to which it relates for purposes of
Article VI of this Agreement and shall not serve as a basis for an indemnification claim under Article VI of this Agreement.

          (b) From the date of this Agreement until the Closing, the Buyer shall, as soon as reasonably practicable, deliver to the Company supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation or warranty in this Agreement inaccurate or incomplete at any time after the date of this Agreement until the Closing. No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation or warranty in this Agreement; provided that if such supplemental information relates to an event or circumstance occurring subsequent to the date hereof in the Ordinary Course of Business, and if the Company would have the right to terminate this Agreement pursuant to Section 7.1(c) as a result of the information so disclosed and it does not exercise such right prior to the Closing, then such supplemental information shall constitute an amendment of the representation or warranty to which it relates for purposes of Article VI of this Agreement.

     4.6 Exclusivity.

          (a) The Company shall not, and the Company shall require each of the Company Members and the Company's employees, representatives and agents not to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than the Buyer) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of interests, sale of a material amount of assets or similar business transaction involving the Company, or any division of the Company, (ii) other than in the Ordinary Course of Business and pursuant to a confidentiality and non-disclosure agreement, furnish any non-public information concerning the business, properties or assets of the Company, or any division of the Company to any party (other than the Buyer), or (iii) engage in discussions or negotiations with any party (other than the Buyer) concerning any such transaction.

          (b) The Company shall promptly notify any party with which discussions or negotiations of the nature described in Section 4.6(a) above are or were pending that the Company is terminating such discussions or negotiations. If the Company receives any inquiry, proposal or offer of the nature described in
Section 4.6(a) above, the Company shall, within two Business Days after such receipt, notify the Buyer of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer, provided that the

Company shall not be obligated under this section to disclose the identity of such other party or the terms of the inquiry by such other party if such disclosure would violate any confidentiality agreement existing as of the date hereof.

     4.7 Expenses. Except as set forth in Article VI and the Escrow Agreement,
(a) the Indemnifying Members shall bear (1) their costs and expenses (including legal, accounting and financial advisory fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby (all such costs and expenses being collectively referred to herein as "Costs") and
(2) the Costs of the Company and (b) the Buyer shall bear its own Costs.

     4.8 Tax Matters

          (a) The Company Members shall prepare and file, or cause to be prepared and filed all Income Tax Returns (including any amendments thereto) of the Company due following the Closing Date for periods ending on or before or including the Closing Date. Such Income Tax Returns shall be prepared and filed, to the extent permitted by law, in a manner consistent with the past practice of the Company.

          (b) The Buyer shall promptly inform the Company Members and the Company Members shall be entitled to control and conduct those aspects of audits, examinations or proceedings ("Tax Contests") relating to the liability of the Company for any Taxes for which Company Members would (i) be required to indemnify the Surviving Corporation or the Buyer or their Affiliates pursuant to this Agreement, or (ii) be directly responsible. Costs of any Tax Contest are to be borne by the party controlling such Tax Contest. The Buyer shall be entitled to participate in any Tax Contest, at its own expense, which Company Members are entitled to control.

          (c) Each of the Buyer, the Surviving Corporation and the Company Members and their respective Affiliates will provide the other parties with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, any Tax Contest, or any other claim arising under this Agreement, and each will retain and provide the others with any records or information that may be relevant to any such Tax Return, Tax Contest or claim. Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant Tax Returns and supporting work schedules.

          (d) All transfer, documentary, sales, use, stamp, registration, real estate transfer or gains Taxes, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, imposed on the Company Members shall be paid by the Company Members when due, and the Company Members shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration, real estate transfer or gains Taxes, and other Taxes and fees.

          (e) Any indemnification payments under this Agreement shall be treated as an adjustment to the Merger Consideration for tax purposes.

          (f) Within 10 days prior to the Closing, the Company shall deliver or cause to be delivered to the Buyer a certification that the Company is not a foreign person in accordance with the Treasury Regulations under Section 1445 of the Code. If the Company has not provided the certification described above to the Buyer on or before the Closing Date, the Buyer shall be permitted to reduce the aggregate Merger Consideration receivable by each outstanding Company LLC Interest by an amount equal to any required withholding Tax under Section 1445 of the Code, with the amount per share of such reduction to be determined in accordance with the provisions of the Company's Articles of Organization.

          (g) In the event that the Company becomes aware that any unpaid Taxes of the Company relating to Tax periods commencing after the date of the Most Recent Balance Sheet (i) did not arise in the Ordinary Course of Business or
(ii) are of a type or amount that are not commensurate with Taxes attributable to prior similar periods, the Company shall provide written notice thereof to the Buyer within one Business Day.

     4.9 Preparation of Additional Financial Statements. The Company shall use its Reasonable Best Efforts to cause, at the expense of the Company Members, within 30 days after the Closing Date, the Company's auditors to review a balance sheet and statements of income and cash flows of the Company as at and for the period ending June 30, 2007, which the Company's auditors shall prepare in accordance with Regulation S-X promulgated by the SEC and with GAAP applied on a consistent basis throughout such period.

     4.10 Non-Competition and Non-Solicitation.

          (a) During the applicable Non-Competition Period, no Company Member shall, except as an officer or employee of the Buyer and/or the Surviving
Corporation: (i) develop, manufacture, market or sell any product which competes with any product of the Company existing on or prior to the Closing Date, or
(ii) engage in any business competitive with the business of the Company as conducted on the date hereof or on the Closing Date, in the United States or any other country in which the Company conducted business during the one year prior to the Closing Date. The parties hereto agree that the duration and geographic scope of the non-competition provisions set forth in this Section 4.10(a) are reasonable. In the event that any court of competent jurisdiction determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the parties hereto agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective. The Company Members agree that damages are an inadequate remedy for any breach of this provision and that the Buyer shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this non-competition provision.

          (b) Except as provided by law, during the applicable Non-Competition Period, no Company Member shall (i) solicit any person who was an employee of the Company on the date hereof or the Closing Date to terminate such employee's employment with the Buyer (or the Company or the Surviving Corporation, as the case may be) or to become an employee of such Company Member, or (ii) hire any person who was such an employee on the date hereof or on the Closing Date, except that, for the avoidance of doubt, the placement of general advertisements not aimed specifically at such employees shall not be considered solicitations or inducements for purposes of this Section 4.10(b).

          (c) The non-competition and non-solicitation provisions set forth in Sections 4.10(a) and 4.10(b) shall be independent of the non-competition and non-solicitation provisions set forth in any employment offer letters (the "Offer Letters") executed by each of the Key Employees in accordance with
Section 5.1(g) of this Agreement.

     4.11 Employee Matters.

          (a) All service with the Company shall be considered service with the Buyer for purposes of determining eligibility, vesting, and benefit level under severance and vacation plans (but not for benefit accruals under a defined benefit plan subject to Title IV of ERISA) under all employee and fringe benefit plans maintained by the Buyer or any Affiliate of the Buyer, including the Company, with respect to individuals employed by the Company at the Effective Time ("Company Employees"). All earnings with the Company before the Effective Time will be taken into account for purposes of any welfare benefit plan or under any vacation pay, sick pay or paid-time-off ("PTO") policy in which the Company Employees participate. Each Company Employee shall be eligible to participate in substantially similar benefits, plans, policies and programs as are provided to Buyer's employees who are similarly situated.

          (b) Each Company Employee eligible to participate in the Company's 401(k) plan immediately preceding the Effective Time shall be eligible to participate in the Buyer's retirement plans, including any 401(k) plan, effective as of the first full payroll period following the Effective Time. Prior to such time, Company Employees shall remain eligible for the Company's 401(k) plan, and such plan will not be amended or changed by the Buyer or the Surviving Corporation except as may be required to comply with applicable law until such time as the Company Employees have been transitioned to the Buyer's 401(k) plan.

          (c) Subject to plan eligibility rules, each Company Employee shall be eligible to participate in each of the Buyer's medical, dental, vision, disability, life insurance and other welfare and fringe benefit plans as soon as administratively feasible after the Effective Time. For purposes of participation in the Buyer's welfare and fringe benefit plans, the Buyer will waive all waiting and pre-existing condition period and evidence of good health requirements for any Company Employee that participated in a similar benefit provided by the Company prior to the Effective Date. Further, Buyer will use commercially reasonable efforts to credit Company Employees with all deductible and co-payments paid under the Company welfare plans for the plan year in which the Company Employees begin participation in the Buyer's welfare plans. Prior to such time, Company Employees shall remain eligible for the Company's welfare and fringe benefit plans.

          (d) Each Company Employee shall be eligible to participate in the Buyer's vacation pay, sick pay or other PTO plan or policy, as applicable, as soon as administratively feasible after the Effective Time. Prior to such date Company Employees shall remain eligible for the Company's vacation pay, sick pay or PTO plans and policies, as applicable, and such Company plans or policies will not be amended or changed by the Buyer or the Surviving Corporation until such time as the Company Employees have been transitioned to the Buyer's applicable PTO plan. With respect to accrued but unused vacation pay, sick pay or other paid time off, employees may carry over to the Buyer's vacation pay, sick pay or PTO policy, as applicable, any accrued but unused vacation pay, sick pay or other PTO.

          (e) Nothing in this Section 4.11 creates or is (a) intended to create any right to continued employment for any Company Employee following the Closing Date, (b) intended to limit or otherwise amend the rights of any Company Employee under any Offer Letter, (c) intended to limit the rights of the Buyer or the Surviving Corporation to amend or modify the terms and conditions of employment of the Company Employees or (d) prevent the Buyer or the Surviving Corporation from amending or terminating any Company Plan except as otherwise provided in this Section 4.11.

     4.12 Indemnification of Managers and Officers of the Company

          (a) From and after the Effective Time for a period of six years, the Buyer shall, and shall cause the Surviving Corporation to, indemnify and hold harmless each present and former manager and officer of the Company (when acting in such capacity), determined as of the Effective Time (the "Company Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities, as incurred, in connection with any claim, action (whether threatened, pending or contemplated), suit, proceeding or investigation, whether arising before or after the Effective Time and whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, (i) without limitation of subclause (ii), to the same extent such individuals are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to its Articles of Organization and Operating Agreement (and subject to the terms and conditions otherwise applicable to such existing rights to indemnification and advancement) and (ii) without regard to the limitations in subclause (i) above, to the fullest extent permitted to be provided by the Surviving Corporation under applicable Law (and the Buyer shall, or shall cause the Surviving Corporation to, promptly advance expenses as incurred to the fullest extent so permitted under applicable Law, provided the Person to whom expenses are advanced provides an undertaking in accordance with applicable Law to repay such advances if it is ultimately determined that such Person is not entitled to indemnification); provided, however, that notwithstanding the foregoing, no such Company Indemnified Parties shall be entitled to any indemnification pursuant to this Section 4.12 for any matter that is a direct result of a breach by the Company of its representations, warranties or covenants under the terms of this Agreement and for which the Buyer or the Surviving Corporation would be entitled to indemnification pursuant to Section 6.1 of this Agreement.

          (b) The rights of a Company Indemnified Party under this Section 4.12 shall be in addition to any rights such Company Indemnified Party may have under the Articles of Organization or Operating Agreement of the Company, or under Georgia Law or any other applicable Law.

          (c) The provisions of this Section 4.12 are intended to be for the benefit of, and shall be enforceable by, each of the Company Indemnified Parties, their heirs and their representatives and shall survive the consummation of the Merger.

     4.13 SalesForce.com Data. The Company shall use its Reasonable Best Efforts to complete the download of the Company's data relating to SalesForce.com prior to the Closing.

                                    ARTICLE V
                      CONDITIONS TO CONSUMMATION OF MERGER

     5.1 Conditions to Obligations of the Buyer and the Merger Subsidiary. The obligation of each of the Buyer and the Merger Subsidiary to consummate the Merger is subject to the satisfaction (or waiver by the Buyer) of the following additional conditions:

          (a) the Company shall have obtained at its own expense (and shall have provided copies thereof to the Buyer) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2 which are required on the part of the Company;

          (b) the representations and warranties of the Company set forth in the first sentence of Section 2.1 and in Section 2.3 and any representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);

          (c) the Company shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

          (d) no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have, individually or in the aggregate, a Company Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect;

          (e) the Company shall have delivered to the Buyer and the Merger Subsidiary the Company Certificate;

          (f) the Buyer shall have received copies of the resignations, effective as of the Closing, of each officer and manager of the Company (other than any such resignations which the Buyer designates, by written notice to the Company, as unnecessary);

          (g) the Buyer shall have received written acceptance of the Offer Letters by each of the Key Employees;

          (h) the Buyer shall have received a certificate, in the form attached hereto as Exhibit A, dated as of the date of this Agreement and signed by an authorized officer of the Company (the "Financial Certificate");

          (i) the Buyer shall have received such other certificates and instruments (including certificates of good standing of the Company in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified organizational documents, certificates as to the incumbency of managers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing; and

          (j) the Buyer shall have received a written instrument signed by each of the Company Members evidencing assent to the noncompetition covenants contained in Section 4.10 hereof; and

          (k) the Company and the Escrow Agent shall have entered into and executed the Escrow Agreement in the form attached hereto as Exhibit B.

     5.2 Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction (or waiver by the Company) of the following additional conditions:

          (a) the representations and warranties of the Buyer and the Merger Subsidiary set forth in the first sentence of Section 3.1 and in Section 3.2 and any representations and warranties of the Buyer and the Merger Subsidiary set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Buyer and the Merger Subsidiary set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);

          (b) each of the Buyer and the Merger Subsidiary shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

          (c) no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

          (d) the Buyer shall have delivered to the Company the Buyer
Certificate;

          (e) the Buyer and the Escrow Agent shall have entered into and executed the Escrow Agreement in the form attached hereto as Exhibit B; and

          (f) the Company shall have received such other certificates and instruments (including certificates of good standing of the Buyer and the Merger Subsidiary in their jurisdiction of organization, certified charter documents, certificates as to the incumbency of managers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

                                   ARTICLE VI
                                 INDEMNIFICATION

     6.1 Indemnification by the Indemnifying Members. The Indemnifying Members, severally and not jointly, shall indemnify the Buyer in respect of, and hold it harmless against, any and all Damages incurred or suffered by the Surviving Corporation or the Buyer or any Affiliate thereof resulting from, relating to or constituting:

          (a) any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Company contained in this Agreement, the Escrow Agreement or any other certificate furnished by the Company to the Buyer pursuant to this Agreement;

          (b) any failure to perform any covenant or agreement of the Company contained in this Agreement, the Escrow Agreement or any other certificate furnished by the Company to the Buyer pursuant to this Agreement;

          (c) any failure of any Company Member to have good and valid title to the issued and outstanding Company LLC Interests issued in the name of such Company Member, free and clear of all Security Interests;

          (d) any claim by a Company Member or former Company Member, or any other person or entity, seeking to assert, or based upon: (i) ownership or rights to ownership of any limited liability company interests of the Company;
(ii) any rights of a Company Member as a member of the Company (other than the right to receive the Merger Consideration pursuant to this Agreement), including any option, preemptive rights or rights to notice or to vote; (iii) any rights as a member of the Company under the Articles of Organization or Operating Agreement of the Company; or (iv) any claim that his, her or its interests were wrongfully repurchased by the Company; or

          (e) any claim by a Company Member or a third party relating to, resulting from or associated with the Company's Series C financing.

     6.2 Indemnification by the Buyer. The Buyer hereby agrees to indemnify the Company Members in respect of, and hold them harmless against, any and all Damages incurred or suffered by the Company Members or any Affiliate thereof resulting from, relating to or constituting:

          (a) any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Buyer or the Merger Subsidiary contained in this Agreement, the Escrow Agreement or any other certificate furnished by the Buyer or the Merger Subsidiary to the Company pursuant to this Agreement; or

          (b) any failure to perform any covenant or agreement of the Buyer or the Merger Subsidiary (or the Surviving Corporation, as the case may be) contained in this Agreement, the Escrow Agreement or any other certificate furnished by the Buyer or the Merger Subsidiary to the Company pursuant to this Agreement.

     6.3 Indemnification Claims.

          (a) An Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any Third Party Action. Such notification shall be given within 20 days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed damages; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any detriment to the Indemnifying Party caused by or arising out of such failure. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such Third Party Action constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Article VI and (B) the ad damnum is less than or equal to the amount of Damages for which the Indemnifying Party may be liable under this Article VI and (ii) the Indemnifying Party may not assume control of the defense of a Third Party Action involving criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense. The Non-Controlling Party may participate in such defense at its own expense. The Controlling Party shall keep the Non-Controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-Controlling Party with respect thereto. The Non-Controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action. The fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (i) the Indemnified Party controls the defense of such Third Party Action pursuant to the terms of this Section 6.2(a) or (ii) the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, upon the advice of its legal counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests, or that different legal defenses may be available to the Indemnified Party that are inconsistent with those available to the Indemnifying Party with respect to such Third Party Action.

          (b) The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed), unless (i) such settlement, compromise or consent includes an unconditional release of the Indemnified Party and its officers, directors, employees and Affiliates from all liability arising out of such claim, (ii) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party and (iii) does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Party or any of its Affiliates.

          (c) The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed), unless (i) the Indemnifying Party fails to assume and maintain the defense of such claim pursuant to Section 6.3(a), or
(ii) such settlement or judgment includes an unconditional release of the Indemnifying Party and its officers, managers, employees and Affiliates from all liability arising out of such claim.

     6.4 Indemnification Process.

          (a) In order to seek indemnification under this Article VI other than in connection with a Third Party Action, an Indemnified Party shall deliver a Claim Notice to the Indemnifying Party, and if the Indemnified Party is the Buyer, the Indemnified Party shall also deliver a copy of the Claim Notice to the Escrow Agent.

          (b) Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a Response, in which the Indemnifying Party shall, in respect of each claim set forth in the Claim
Notice: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to transfer an amount of the Escrow Fund equal to the Claimed Amount to the Indemnified Party), (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to transfer an amount of the Escrow Fund equal to the Agreed Amount to the Indemnified Party) or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount.

          (c) During the 30-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 30-day period, the Indemnifying Party and the Indemnified Party shall discuss in good faith the submission of the Dispute to binding arbitration, and if the Indemnifying Party and the Indemnified Party agree in writing to submit the Dispute to such arbitration, then the provisions of Section 6.4(d) shall become effective with respect to such Dispute. The provisions of this Section 6.4(c) shall not obligate the Indemnifying Party and the Indemnified Party to submit to arbitration or any other alternative dispute resolution procedure with respect to any Dispute, and in the absence of an agreement by the Indemnifying Party and the Indemnified Party to arbitrate a Dispute, such Dispute shall be resolved, in accordance with Section 9.11, in a state or federal court sitting in Boston, Massachusetts. If the Indemnified Party is the Buyer, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, arbitration, judicial decision or otherwise), a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrow Fund shall be transferred to the Buyer and/or the Indemnifying Members (which notice shall be consistent with the terms of the resolution of the Dispute).

          (d) If, as set forth in Section 6.4(c), the Indemnified Party and the Indemnifying Party agree to submit any Dispute to binding arbitration, the arbitration shall be conducted by a single arbitrator (the "Arbitrator") in accordance with the Commercial Rules in effect from time to time and the following provisions:

               (i) In the event of any conflict between the Commercial Rules in effect from time to time and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling.

               (ii) The parties shall commence the arbitration by jointly filing a written submission with the Boston, Massachusetts office of the AAA in accordance with Commercial Rule 5 (or any successor provision).

               (iii) No depositions or other discovery shall be conducted in connection with the arbitration.

               (iv) Not later than 30 days after the conclusion of the arbitration hearing, the Arbitrator shall prepare and distribute to the parties a writing setting forth the arbitral award and the Arbitrator's reasons therefor. Any award rendered by the Arbitrator shall be final, conclusive and binding upon the parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction (subject to Section 9.11), provided that the Arbitrator shall have no power or authority to grant injunctive relief, specific performance or other equitable relief.

               (v) The Arbitrator shall have no power or authority, under the Commercial Rules or otherwise, to (x) modify or disregard any provision of this Agreement, including the provisions of this Section 6.4(d), or (y) address or resolve any issue not submitted by the parties.

               (vi) In connection with any arbitration proceeding pursuant to this Agreement, each party shall bear its own costs and expenses, except that the fees and costs of the AAA and the Arbitrator, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the Arbitrator may determine to be directly related to the conduct of the arbitration and appropriately borne jointly by the parties (which shall not include any party's attorneys' fees or costs, witness fees (if any), costs of investigation and similar expenses) shall be shared equally by the Indemnified Party and the Indemnifying Party.

     6.5 Survival of Representations and Warranties. All representations and warranties that are covered by the indemnification agreements in Sections 6.1(a) and 6.2(a) shall (a) survive the Closing and (b) shall expire on the date one year following the Closing Date, except that (i) the representations and warranties of the Company set forth in each of Sections 2.1 (Organization, Qualification and Corporate Power), 2.2 (Capitalization) and 2.3 (Authorization of Transaction), and of the Buyer and the Merger Subsidiary set forth in each of Sections 3.1 (Organization and Corporate Power) and 3.2 (Authorization of Transaction) shall survive the Closing without limitation, (ii) each representation and warranty of the Company set forth in Section 2.9 (Tax Matters) shall survive until 30 days following the expiration of all statutes of limitation applicable to it, and (iii) the representations and warranties set forth in each of Sections 2.13 (Intellectual Property), 2.21 (Employee Benefits) and 2.22 (Environmental Matters) shall survive for a period of three years following the Closing Date. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, a Claim Notice based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the claims related thereto as set forth in such Claim Notice. The rights to indemnification set forth in this Article VI shall not be affected by any investigation conducted by or on behalf of an Indemnified Party, whether before or after the date of this Agreement or the Closing Date.

     6.6 Limitations.

          (a) Notwithstanding anything to the contrary herein, (i) the aggregate liability of the Indemnifying Members for Damages under this Article VI shall not exceed the Escrow Fund, and (ii) the Indemnifying Members shall not be liable under this Article VI unless and until the aggregate Damages for which they or it would otherwise be liable exceed $50,000 (and then only to the extent that the aggregate Damages exceed $50,000); provided that the limitations set forth in this sentence shall not apply to claims based on fraud or willful misrepresentation; provided further that the limitations set forth in subsection
(i) hereof shall not apply to claims pursuant to Section 6.1(a) relating to a breach of the representations and warranties set forth in Sections 2.1 (Organization, Qualification and Corporate Power), 2.2 (Capitalization), 2.3 (Authorization of Transaction), 2.9 (Tax Matters), 2.13 (Intellectual Property),
2.21 (Employee Benefits) or 2.22 (Environmental Matters), but instead the aggregate liability of the Indemnifying Members under this Article VI for Damages in connection with such claims shall not, in combination with the amount of Damages claimed in connection with any and all other claims for indemnification made by Buyer pursuant to this Article VI, exceed (1) an amount equal to 100% of the Merger Consideration for any and all claims relating to a breach of the representations and warranties contained in
Section 2.9 (Tax Matters), (2) an amount equal to 50% of the Merger Consideration for any and all claims relating to a breach of the representations and warranties contained in Sections 2.21 (Employee Benefits) or 2.22 (Environmental Matters), and (3) an amount equal to 100% of the Merger Consideration for any and all claims made on or prior to the first anniversary of the Closing Date relating to a breach of the representations and warranties contained in Section 2.13 (Intellectual Property), and an amount equal to 50% of the Merger Consideration for any and all claims made after the first anniversary and on or before the third anniversary of the Closing Date relating to a breach of the representations and warranties contained in Section 2.13 (Intellectual Property).

          (b) The Escrow Agreement is intended to secure the indemnification obligations of the Indemnifying Members under this Agreement. If any indemnity claim is made by the Buyer pursuant to this Article VI against any Indemnifying Member, the amount that is finally determined in accordance with this Article VI to be due to the Buyer shall be satisfied first by funds available in the Escrow Fund (if any), and second, solely to the extent necessary after depletion of the Escrow Fund and subject to the limitations in Section 6.5(a), by the Indemnifying Members.

          (c) Except with respect to claims based on fraud or willful misrepresentation, the remedies provided for in this Article VI and the Escrow Agreement shall be the Buyer's exclusive remedy against the Indemnifying Members with respect to all claims arising pursuant to or as a result of this Agreement and the transactions contemplated hereby, including without limitation for any breach of representation or warranty or breach of covenant by any Indemnifying Member or the Company under this Agreement, and the Buyer shall not pursue or seek to pursue any other remedy against the Indemnifying Members (other than injunctive relief, specific performance or similar equitable relief).

          (d) No Indemnifying Member shall have any right of contribution against the Company or the Surviving Corporation with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.

          (e) To the extent that an Indemnified Party shall receive payment under any insurance policies on account of a claim, the amount of Damages, if any, payable by the Indemnifying Members under this Article VI shall be reduced by the amount of such insurance payment actually received, or if the Indemnified Party shall have already collected on such claim from the Indemnifying Members, then the Indemnified Party shall repay to the Indemnifying Members the amount of such insurance payment actually received.

          (f) Notwithstanding anything to the contrary herein, the individual liability of an Indemnifying Member for Damages under this Article VI shall not exceed such Indemnifying Member's Pro Rata Share of such Damages.

     6.7 Indemnifying Members' Access to Company Source Code. In the event that
(i) the Buyer seeks indemnification from the Indemnifying Members for any matter relating to the Company Source Code or (ii) a third party makes a claim against an Indemnifying Member in which the content of the Company Source Code is in dispute, the Buyer shall provide the Indemnifying Members with reasonable access to the version of the Company Source Code that was in effect at the time relating to, or is otherwise the subject of, such dispute, to the extent that the Buyer is in possession of, or has access to, such version of the Company Source Code. The Indemnifying Members' right to reasonable access of the relevant version of the Company Source Code shall be for the sole purpose of responding to and defending the relevant claim pursuant to the terms of this Agreement and such reasonable right to access shall terminate upon the resolution of the underlying claim pursuant to the terms of this Agreement.

                                   ARTICLE VII
                                   TERMINATION

     7.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Closing, as provided below:

          (a) the Parties may terminate this Agreement by mutual written consent;

          (b) the Buyer may terminate this Agreement by giving written notice to the Company in the event the Company is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in clauses (b) or (c) of Section 5.1 not to be satisfied and (ii) is not cured within 20 days following delivery by the Buyer to the Company of written notice of such breach;

          (c) the Company may terminate this Agreement by giving written notice to the Buyer in the event the Buyer or the Merger Subsidiary is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in clauses (a) or (b) of Section 5.2 not to be satisfied and (ii) is not cured within 20 days following delivery by the Company to the Buyer of written notice of such breach;

          (d) the Buyer may terminate this Agreement by giving written notice to the Company if the Closing shall not have occurred on or before July 31, 2007 (the "Termination Date"), (unless the failure to consummate the Merger results primarily from a breach by the Buyer or the Merger Subsidiary of any representation, warranty or covenant contained in this Agreement); or

          (e) the Company may terminate this Agreement by giving written notice to the Buyer if the Closing shall not have occurred on or before the Termination Date (unless the failure to consummate the Merger results primarily from a breach by the Company of any representation, warranty or covenant contained in this Agreement).

     7.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 7.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for knowing, willful or material breaches of this Agreement prior to such termination).

                                  ARTICLE VIII
                                   DEFINITIONS

     For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

     "AAA" shall mean the American Arbitration Association.

     "Affiliate" shall mean any affiliate, as defined in Rule 12b-2 under the Securities Exchange Act of 1934.

     "Agreed Amount" shall mean part, but not all, of the Claimed Amount.

     "Arbitrator" shall have the meaning set forth in Section 6.4(d).

     "Articles of Merger" shall mean the articles of merger or other appropriate documents prepared and executed in accordance with Section 14-11-904 of the Georgia Limited Liability Company Act, as amended.

     "Articles of Organization" shall mean the Articles of Organization of the Company, originally filed with the Secretary of State of the State of Georgia on February 28, 1998, as amended.

     "Business Day" shall mean any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of Atlanta, Georgia or the City of Boston, Massachusetts.

     "Buyer" shall have the meaning set forth in the first paragraph of this Agreement.

     "Buyer Certificate" shall mean a certificate to the effect that each of the conditions specified in clauses (a) and (b) of Section 5.2 has been satisfied in all respects.

     "CERCLA" shall mean the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

     "Certificate of Merger" shall mean the certificate of merger or other appropriate documents prepared and executed in accordance with Section 264(c) of the Delaware General Corporation Law.

     "Claim Notice" shall mean written notification which contains (i) a detailed description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Damages, to the extent then known, (ii) a statement that the

Indemnified Party is entitled to indemnification under Article VI for such Damages and a reasonable explanation of the basis therefor, including identification of the representations, warranties, covenants and agreements in respect of which such claims are being made, and the specific facts giving rise to such claims, and (iii) a demand for payment in the amount of such Damages.

     "Claimed Amount" shall mean the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party.

     "Closing" shall mean the closing of the transactions contemplated by this Agreement.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Commercial Rules" shall mean the Commercial Arbitration Rules of the AAA.

     "Company" shall have the meaning set forth in the first paragraph of this Agreement.

     "Company Certificate" shall mean a certificate to the effect that each of the conditions specified in clauses (b) and (c) of Section 5.1 has been satisfied in all respects.

     "Company Employees" shall have the meaning set forth in Section 4.11(a).

     "Company Licensed Intellectual Property" shall mean all Intellectual Property that is licensed to the Company by any third party.

     "Company LLC Interests" shall mean the limited liability company interests in the Company.

     "Company Material Adverse Effect" shall mean any material adverse change, event, circumstance or development (i) with respect to the business, assets, liabilities, capitalization, financial condition or results of operations of the Company taken as a whole, or (ii) that would prevent, impair or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement. For the avoidance of doubt, the parties agree that the terms "material", "materially" or "materiality" as used in this Agreement with an initial lower case "m" shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Company Material Adverse Effect.

     "Company Member" shall mean each member of the Company.

     "Company Owned Intellectual Property" shall mean all Intellectual Property owned or purported to be owned by the Company, in whole or in part.

     "Company Plan" shall mean any Employee Benefit Plan maintained, or contributed to, by the Company, or any ERISA Affiliate.

     "Company Registrations" shall mean Intellectual Property Registrations that are registered or filed in the name of the Company, alone or jointly with others.

     "Company Source Code" shall mean the source code developed by or for the Company for any software included in the Customer Offerings.

     "Controlling Party" shall mean the party controlling the defense of any Third Party Action.

     "Customer Offerings" shall mean (a) the products that the Company (i) currently markets, distributes, makes available, sells or licenses to third parties, or (ii) has marketed, distributed, made available, sold or licensed to third parties within the previous six years, and (b) the services that the Company (i) currently provides or makes available to third parties, or (ii) has provided or made available to third parties within the previous six years. A true and complete list of all Customer Offerings is set forth in Section 2.13(c) of the Disclosure Schedule.

     "Damages" shall mean any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation, arbitration or other dispute resolution proceedings relating to a Third Party Action or an indemnification claim under Article VI), other than those costs and expenses of arbitration of a Dispute which are to be shared equally by the Indemnified Party and the Indemnifying Party as set forth in Section 6.3(d)(vi).

     "Designated Person" shall mean any Indemnifying Member or affiliate thereof, or any manager, employee or Company Member, or any Indemnifying Member or affiliate thereof.

     "Disclosure Schedule" shall mean the disclosure schedule provided by the Company to the Buyer on the date hereof and accepted in writing by the Buyer, as the same may be supplemented pursuant to Section 4.5.

     "Dispute" shall mean the dispute resulting if the Indemnifying Party in a Response disputes its liability for all or part of the Claimed Amount.

     "Effective Time" shall mean the later of (i) the time at which the Surviving Corporation files the Certificate of Merger with the Secretary of State of the State of Delaware and (ii) the time at which the Surviving Corporation files the Articles of Merger with the Secretary of State of the State of Georgia.

     "Employee Benefit Plan" shall mean any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

     "Environmental Law" shall mean any federal, state or local law, statute, rule, order, directive, judgment, Permit or regulation or the common law relating to the environment or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (i) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release, threatened release, or accidental release into the environment, including emissions, discharges, injections, spills, escapes or dumping, of Materials of Environmental Concern; (v) transfer of interests in or control of real property which may be contaminated; (vi) community right-to-know disclosures with respect to Materials of Environmental Concern; (vii) the protection of wildlife, marine life and wetlands, and endangered and threatened species; and (viii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles. As used above, the term "release" shall have the meaning set forth in CERCLA.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" shall mean any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company.

     "Escrow Agreement" shall mean an escrow agreement in substantially the form attached hereto as Exhibit B.

     "Escrow Agent" shall mean SunTrust Bank.

     "Escrow Fund" shall mean the fund in the aggregate amount of $1,250,000 deposited by the Buyer or the Merger Subsidiary with the Escrow Agent pursuant to Section 1.6.

     "Escrow Period" shall mean the period from the Closing Date until the first anniversary of the Closing Date.

     "Financial Statements" shall mean:

          (a) the audited consolidated balance sheets and statements of income, changes in stockholders' equity and cash flows of the Company as of the end of and for the fiscal years ended December 31, 2005 and December 31, 2006, and

          (b) the Most Recent Balance Sheet and the unaudited statements of income, changes in stockholders' equity and cash flows for the three months as of the Most Recent Balance Sheet Date.

     "GAAP" shall mean United States generally accepted accounting principles.

     "Governmental Entity" shall mean any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency.

     "Income Tax Return" shall mean any Tax Return relating to foreign, federal, state or local income or franchise Taxes or other Taxes imposed on or with respect to net income or capital.

     "Indemnified Party" shall mean a party entitled, or seeking to assert rights, to indemnification under Article VI.

     "Indemnifying Party" shall mean the party from whom indemnification is sought by the Indemnified Party.

     "Indemnifying Members" shall mean each Company Member.

     "Intellectual Property" shall mean the following subsisting throughout the world:

     (a)  Patent Rights;

     (b)  Trademarks and all goodwill in the Trademarks;

     (c) copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors;

     (d) mask works and registrations and applications for registration thereof and any other rights in semiconductor topologies under the laws of any jurisdiction;

     (e) inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, manufacturing and product processes and techniques, research and development information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and

     (f) computer software code, applications, utilities, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code or object code form; and

     (g) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the laws of all jurisdictions).

     "Intellectual Property Registrations" means Patent Rights, registered Trademarks, registered copyrights and designs, mask work registrations and applications for each of the foregoing.

     "Lease" shall mean any lease or sublease pursuant to which the Company leases or subleases from another party any real property.

     "Legal Proceeding" shall mean any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator.

     "Key Employees" shall mean each of A. David Ryan, William McInerny and John Vasileff.

     "Materials of Environmental Concern" shall mean any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any applicable Environmental Law due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

     "Merger" shall mean the merger of the Company with and into the Merger Subsidiary in accordance with the terms of this Agreement.

     "Merger Consideration" shall mean the aggregate cash payment that the Company Members are entitled to receive pursuant to Section 1.5, subject to the provisions of Section 1.6.

     "Merger Subsidiary" shall have the meaning set forth in the first paragraph of this Agreement.

     "Most Recent Balance Sheet" shall mean the unaudited consolidated balance sheet of the Company as of the Most Recent Balance Sheet Date.

     "Most Recent Balance Sheet Date" shall mean June 30, 2007.

     "Non-Competition Period" shall mean (i) the period of one year after the Closing Date with respect to Mr. Vasileff (ii) the period of three years after the Closing Date with respect to all other Company Members.

     "Non-Controlling Party" shall mean the party not controlling the defense of any Third Party Action.

     "Open Source Materials" shall mean all software, documentation or other material that is distributed as "free software", "open source software" or under a similar licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license described by the Open Source Initiative as set forth on www.opensource.org.

     "Operating Agreement" shall mean the Amended and Restated Operating Agreement of the Company, dated as of August 9, 1999, as amended.

     "Ordinary Course of Business" shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

     "Owned Real Property" shall mean each item of real property owned by the Company.

     "Parties" shall mean the Buyer, the Merger Subsidiary and the Company.

     "Patent Rights" shall mean all patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).

     "Permits" shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).

     "Pro Rata Share" means, for an Indemnifying Member, the fraction, expressed as a percentage, the numerator of which is the number of Company LLC Interests owned by that Indemnifying Member as of the Effective Time, and the denominator of which is the total number of Company LLC Interests outstanding as of the Effective time.

     "PTO" shall have the meaning set forth in Section 4.11(a).

     "Reasonable Best Efforts" shall mean best efforts, to the extent commercially reasonable.

     "Response" shall mean a response written by an Indemnifying Party to an Indemnified Party with respect to a Claim Notice.

     "Restrictive Covenant Fee" shall mean an amount equal to Fifty Thousand and 00/100 ($50,000).

     "SEC" shall mean the Securities and Exchange Commission

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Security Interest" shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic's, materialmen's, and similar liens, (ii) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation, (iii) liens on goods in transit incurred pursuant to documentary letters of credit, (iv) liens arising in the Ordinary Course of Business of the Company and not material to the Company and (v) liens set forth in Section 8 of the Disclosure Schedule.

     "Surviving Corporation" shall mean the Merger Subsidiary, as the surviving corporation in the Merger.

     "Taxes" shall mean any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities in the nature of a tax, including, without limitation, income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs duties, franchise and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof.

     "Tax Returns" shall mean any and all reports, returns, declarations, or statements relating to Taxes, including any schedule or attachment thereto and any related or supporting work papers or information with respect to any of the foregoing, including any amendment thereof.

     "Termination Date" shall have the meaning set forth in Section 7.1(d).

     "Third Party Action" shall mean any suit or proceeding by a person or entity other than a Party for which indemnification may be sought by a Party under Article VI.

     "Trademarks" shall mean all registered trademarks and service marks, logos, Internet domain names, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress.

                                   ARTICLE IX
                                  MISCELLANEOUS

     9.1 Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

     9.2 No Third Party Beneficiaries; Waiver of Conflicts Regarding Representation.

          (a) This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that the provisions in Article I concerning payment of the Merger Consideration and of Article VI relating to indemnification by the Buyer are intended for the benefit of the Indemnifying Members, and the provisions of Section 4.12 regarding indemnification of managers and officers of the Company are intended for the officers and managers of the Company as described in Section 4.12(c).

          (b) The Buyer and the Merger Subsidiary waive and will not assert, and each agrees to cause the Surviving Corporation to waive and to not assert, any conflict of interests arising out of or relating to the representation, after the Effective Time, of any Designated Person in any matter involving this Agreement or any other agreements or transactions contemplated thereby (including any litigation, arbitration, mediation or other proceedings), by any legal counsel currently representing the Company in connection therewith.

          (c) The Buyer and the Merger Subsidiary waive and will not assert, and each agrees to cause the Surviving Corporation to waive and to not assert, any attorney-client privilege with respect to any communication between any legal counsel and any Designated Person occurring during the current representation of the Company in connection with any representation of any Designated Person after the Effective Time, including in connection with a dispute with the Buyer, and following the Closing, with the Surviving Corporation or any of its Subsidiaries, it being the intention of the Parties hereto that all such rights to such attorney-client privilege and to control such attorney-client privilege shall be retained by such Designated Person; provided that the foregoing waiver and acknowledgement of retention shall not extent to any communication not involving this Agreement or any other agreements or transactions contemplated hereby and thereby, or to communications with any Person other than the Designated Persons and their advisors.

     9.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof; provided that the Mutual Non-Disclosure Agreement dated as of June 6, 2007 and effective as of May 1, 2006, between the Buyer and the Company, shall remain in effect in accordance with its terms.

     9.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign any of its rights or delegate any of its performance obligations hereunder without the prior written approval of the other Parties; provided that the Merger Subsidiary may assign its rights, interests and obligations hereunder to an Affiliate of the Buyer. Any purported assignment of rights or delegation of performance obligations in violation of this Section 9.4 shall be deemed to be void.

     9.5 Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

     9.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one Business Day after it is sent for next Business Day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Company:

MarketingCentral, LLC
15 Technology Parkway South
Norcross, GA 30092
Fax: ______________
Attn: A. David Ryan

Copy to:

Kilpatrick Stockton LLP
1100 Peachtree Street, NE
Suite 2800
Atlanta, GA 30309
Fax: (404) 541-3402
Attn: David A. Stockton, Esq.

If to the Buyer or the Merger Subsidiary:

Unica Corporation
Reservoir Place North
170 Tracer Lane
Waltham, MA 02451
Fax: (781) 646-5384
Attn: General Counsel

Copy to:

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Fax: (617) 526-5000
Attn: Mark G. Borden, Esq.

     Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     9.8 Governing Law. All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including without limitation its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

     9.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     9.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

     9.11 Submission to Jurisdiction. Each Party (a) submits to the jurisdiction of any state or federal court sitting in Boston, Massachusetts in any action or proceeding arising out of or relating to this Agreement (including any action or proceeding for the enforcement of any arbitral award made in connection with any arbitration of a Dispute hereunder), (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement; provided in each case that, solely with respect to any arbitration of a Dispute, the Arbitrator shall resolve all threshold issues relating to the validity and applicability of the arbitration provisions of this Agreement, contract validity, applicability of statutes of limitations and issue preclusion, and such threshold issues shall not be heard or determined by such court. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in
Section 9.7, provided that nothing in this Section 9.11 shall affect the right of any Party to serve such summons, complaint or other initial pleading in any other manner permitted by law.

     9.12 Construction.

          (a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

          (b) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

          (c) Any reference herein to "including" shall be interpreted as "including without limitation".

          (d) Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.

                  [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                    UNICA CORPORATION


                                    By: /s/ Yuchun Lee
                                        ----------------------------------------
                                    Title: President and Chief Executive Officer


                                    MRB ACQUISITION CORP.


                                    By: /s/ Yuchun Lee
                                        ----------------------------------------
                                    Title: President and Chief Executive Officer


                                    MARKETINGCENTRAL, L.L.C.


                                    By: /s/ David Ryan
                                        ----------------------------------------
                                    Title: Chief Executive Officer